LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
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CHILDREN'S
PROTECTION
BENEFIT
AGREEMENT

THE BENEFIT
We will pay a Death Benefit upon the death of a Child:
o prior to the Child's 25th birthday; and
o while this Agreement is in force.

For each unit of Children's Protection shown on the Contract Information page of this contract, the Death Benefit will be $1000.

No coverage will be effective under this Agreement until the Child has attained the age of 15 days.

We will pay the Benefit to the contract Beneficiary if then living; otherwise, We will pay the Benefit to You. Payment will be made only if We receive proof, which satisfies Us, of the death of the Child.


DEFINITION OF CHILD
Child means any child, stepchild, or legally adopted child of the Insured. The Child must be named in the application for this Agreement, and must not have reached his or her 18th birthday on the date of the application.

Child also means any child who, after the date of the application, is born to the Insured, becomes a stepchild of the Insured, or is legally adopted by the Insured before the Child's 18th birthday.

The term Child does not include a person until he or she has attained the age of 15 days.


PAID-UP BENEFIT
If the Insured dies while this Agreement is in force, the Benefit will become fully paid-up. The amount of Paid-up Benefit will be $1,000 for each unit of Children's Protection shown on the Contract Information page of this contract.


CONVERSION BENEFIT
The insurance provided under this Agreement may be converted into a new contract on the earlier of:

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o the 25th birthday of the Child; or
o the Termination Date of this Agreement.

The conversion must be made while this Agreement is in force. We will not require any evidence of insurability.


HOW TO EXERCISE THE CONVERSION BENEFIT
To exercise the Conversion Benefit, You must submit a written application which satisfies Us. The application must be received within one year before the date of conversion or within 31 days after the date of conversion.

The new contract will not take effect until its first premium is paid during the lifetime of the Child. That premium must be paid no later than 31 days after the date of issue of the new contract.


THE NEW CONTRACT
The date of issue of the new contract will be the date of conversion.

You may select the amount of life insurance for the new contract. It may not be less than $10,000 nor more than 5 times the amount of insurance in effect under this Agreement on the life of the Child.
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You may also select the plan of insurance for the new contract. It may be any permanent life insurance plan then being issued by Us for the amount of insurance selected.

The premium for the new contract will be based on Our then established rate for the Child's attained age.

The contestable and suicide periods for the new contract will be measured from the Effective Date of this Agreement. This will not apply to any Additional Benefit Agreement included in the new contract. If You wish to include any Additional Benefit Agreements in the new contract, evidence of insurability satisfactory to Us will be required.


COST OF THE BENEFIT
A Monthly Deduction is made from the Account Value of this contract for the cost of this Agreement. The Monthly Deduction for this Agreement is shown on the Contract Information page of this contract.


TERMINATION
This Agreement will terminate on the earliest of:

o the Monthly Date on or next following the date We receive at Our Service Center, Your Written Request to cancel this Agreement;
o the date this contract is surrendered or terminates for any reason; or
o the Termination Date of this Agreement, shown on the Contract Information page.


THIS AGREEMENT AND THE CONTRACT
This Agreement is made a part of Your contract if We have listed it on the Contract Information page. The values in the contract will not be increased by this Agreement.

INCONTESTABILITY AND SUICIDE
This Agreement is subject to the INCONTESTABILITY and SUICIDE provisions in this contract. However, the contestable and suicide periods for this Agreement will be measured from its Effective Date.

In addition, this Agreement will be incontestable after it has been in force during the lifetime of each Child named in the application for this Agreement for two years from its Effective Date.

MISSTATEMENT OF AGE
If the date of birth of a Child has been misstated, any amount payable and any period of insurance will be determined from the correct age. Age refers to the age nearest birthday on the Effective Date of this Agreement.


REINSTATEMENT
If You wish to reinstate this Agreement with this contract, We will require You to submit evidence of insurability satisfactory to Us for each Child then eligible for coverage under this Agreement. This is in addition to any requirements for the reinstatement of the contract.


EFFECTIVE DATE
This Agreement takes effect on the Date of Issue for this Agreement shown on the Contract Information page of this contract. Months, years and their anniversaries for this Agreement will be computed from its Effective Date.

                                                             /s/ Edmund F. Kelly
                                                                 PRESIDENT